Exhibit 4.17
Davivienda
Bogotá, December 10th, 2025
Doctor
Annette Fernández Pagan
Legal Representative
LPA COL PROPCO COTA 1 S.A.S.
Reference: Commercial offer for the sale of financial credit services
Respected Doctors:
In accordance with the provisions of articles 845 and following of the Commercial Code, Banco Davivienda S.A. (the “Offeror”), a banking establishment organized and existing in accordance with the laws of the Republic of Colombia, represented by Miryan Carreño Rodríguez, in her capacity as Special Attorney-in-Fact, is pleased to submit an irrevocable commercial offer for the sale of financial credit services (the “Offer”), in favor of LPA COL PROPCO COTA 1 S.A.S. (the “Offeree”), identified with NIT 900986856- 3 , under the terms and conditions set forth in Annex No. 1 of the Offer.
The Offer is sent on December 10th, 2025 (the “Issuance Date”) to the email address of the
Offeree(s) and, if deemed viable, must be approved by the Offeree(s) within fifteen (15) Calendar Days Following the Issuance Date (the “Approval Period”), by executing a purchase order for financial credit services (the “Purchase Order”) and sending it to the email address of the Offeror indicated in the Offer (the “Approval Date”).
The Offer is executed with an electronic signature on the Issuance Date.
The Offeror,
MIRYAN CARREÑO RODRÍGUEZ
I.D. No. 52910922
Special Attorney-in-Fact
BANCO DAVIVIENDA S. A.

Exhibit 4.17
TERMS AND CONDITIONS OF THE OFFER
Annex No. 1
First. Definitions. The terms that begin with a capital letter shall have the meaning assigned in the Offer.
Second. Purpose. Based on the provisions of articles 845 and following of the Commercial Code, the Offeror offers the Offeree to sell the financial credit services under the following terms and conditions:

Nature	Non-revolving and long-term Credit
Amount	Up to the sum of COP$31.000.000.000°°
Offeree	LPA COL PROPCO COTA 1 S.A.S.
Currency	Colombian pesos.
Term	15 years, counted from the date of disbursement of the Credit (the “Term”).
Principal Amortization	Monthly amortizations in arrears in stepped gradients according to Annex No. 2.
Application of Payments	Payments shall be applied in the following order: first to Default Interest, if any, second to Regular Interest, third to principal, and lastly to the prepayment of the Credit.

Exhibit 4.17

Remuneratory Interest
From the date of disbursement of the Credit and during the Term, the Offeree(s) shall pay the Offeror on the outstanding balances of the Credit at an interest rate equivalent to IBR M.V. + 3% M.V.

The calculation of INTEREST shall be made with basis on a year of three hundred sixty (360) days and months of thirty (30) days.

Default Interest
If payment of the principal of the Credit is not made on the date provided for such purpose, the Offeree(s) shall recognize and pay default interest on the amount of principal in default and for each day of delay, from the day of default and until the day on which this amount is effectively paid, at the maximum rate permitted by law, without prejudice to the
corresponding legal collection actions (the
“Default Interest”).

Promissory Note	In the event of approving the Offer, the Offeree shall execute a promissory note in favor of the Offeror.

Exhibit 4.17

Guarantees
• Contract of Trust for administration,
source of payment and payment with function of guarantee executed with Fiduciaria Davivienda S.A. to which the rights economic derived from the lease contract of the Building 800-A property identified with Real Estate Registration No. 50N-20908823 executed with Ikso S.A.S.

● Certificates as collateral derived from the Trust Agreement in Guarantee, administration and payments executed with Alianza Fiduciaria S.A with coverage of 120% over the value of the Offer.

Availability Period
12 months. Once the Availability Period has expired without the Offeree having made use of all of the resources of the Credit, the Offeror shall not be obligated to make the disbursement of the Credit.

Use of the Credit
The resources of the Credit shall be used for the construction of a building in the Calle 80 Industrial Park, specifically Building 800-B and/or working capital of the Offeree. The uses of the resources
shall be exclusively for the operation in Colombia.

Exhibit 4.17

Voluntary Prepayments
Prepayments of all or part
of the principal may be made, provided that the following conditions are met: (i) the prepayment is notified 15 days in advance; (ii) that the prepayment is made on a payment date.

In the event that a voluntary prepayment
is made with resources other than debt granted by the Offeror or its Affiliates, a prepayment penalty shall apply on the prepaid amount as follows:

Voluntary prepayments made up to the
fifth year counted from the date of the first
disbursement of the Facility in favor of the Offeree shall cause, in favor of the Offeror, a prepayment fee of one percent (1%) on the value of the prepayment. As of the beginning of the sixth year counted from the first disbursement date, voluntary prepayments shall generate a prepayment fee of zero point twenty-five percent (0.25%) on the value of the respective prepayment.

Notwithstanding this authorization, if the early payment originates from a credit transaction approved by another financial institution, the Offeree shall grant the Offeror the preferential right to evaluate internally whether it can offer similar
or better conditions that allow it to keep in force the operation and avoid the prepayment. Under this scenario, the
Offeror shall have fifteen (15) calendar days counted from the date on which the Offeree notifies it of a potential credit transaction with another financial institution, to notify the Offeree of the financing alternatives under similar or better conditions.

Exhibit 4.17

Mandatory prepayments	In the event that the lease agreement with Ikso S.A.S terminates early and an indemnification is payable, the Offeree shall allocate 100% of the resources as a mandatory prepayment.

Exhibit 4.17

Conditions precedent for Disbursement
Receipt by the Offeror, at least
three (3) Business Days prior to the
Disbursement Date, of each of the following documents:

1.Original of the purchase order for financial credit services executed by the Responsible Officer of the Offeree, the Guarantors, with its Annexes and forms;

2.Original of the Promissory Note duly executed and granted by the Responsible Officer of the Offeree to the order of the Offeror;

3.Original of the certificate of existence and legal representation of the Offeree and of the Guarantors, issued by the Chamber of Commerce of Bogotá, with an issue date less than thirty (30) Days counted from the date of the Disbursement Request;

4.Original of the disbursement request executed by the Responsible Officer of the Offeree; and,

5.Original of the Trust Agreement executed by the Responsible Officer of the Offeree, Fiduciaria Davivienda S. A. and the Offeror in its capacity as secured Offeror and beneficiary of the Source of Payment and Guarantee.

6.Original of Addendum No. 11 to the Trust Agreement executed by the Responsible Officer of the Offeree, Alianza Fiduciaria S.A and the Offeror in its capacity as secured Offeror and beneficiary of the Source of Payment and Guarantee.

7.Issuance of the certificates as collateral with coverage of one hundred twenty percent (120%) of the value of this Offer in favor of the Offeror by Alianza Fiduciaria S.A.

8. An all-risk insurance policy must be submitted to the satisfaction of Banco Davivienda and the Trustee, covering the property that is the subject of the fiduciary guarantee (Building B-800A).

9.That the Offeree is fully complying
with the representations, the
obligations to give, do or not do, in
accordance with the terms and conditions set forth in the Contract.

10.That no cause of default and/or an Event of Default among those established in the Contract has occurred.

11.That no judicial and/or administrative actions have been initiated by third-party creditors against the Offeree, that are considered Material Litigation under the terms of the Contract.

12.That no Material Adverse Effect has occurred.

13.That no cash deficit occurs that leads to non-payment of the debt service of the Loan by the Offeree.

14.That the Offeree has delivered to the Offeror the documents required b it as evidence of compliance with the requirements demanded by Applicable Law, in environmental, labor and social matters.

15.That the Offeree submits to the Offeror a certification regarding compliance with the Conditions Precedent to the respective
Disbursement.

The Offeror shall not have the obligation to make a Disbursement of the Loan when any of the following events occurs: (i) any of the Conditions Precedent is not met; (ii) a cause of default and/or Event of
Default under the Contract and/or acceleration of the Term of the Loan or a Material Adverse Effect has
occurred; and, (iii) it is verified that the representations made by the Offeree are not complete, true and correct.

Exhibit 4.17

Third. Obligations of the Offeree. In the event of approving the Offer through the issuance of the Purchase Order, and without prejudice to the other obligations set forth in the Offer borne by the Offeree, the Offeree would be obligated to:

A. Obligations to do: Pay the Offeror the Amortization and Remuneratory Interest of the Loan on the Principal Payment Date and on the Interest Payment Date, respectively.
1.Comply at all times with the obligations incumbent upon it contained in this offer, in the Applicable Law to its business activity, in the Applicable Provisions and in the Anti-Corruption, Money Laundering and Terrorism Financing Provisions.

2.Immediately inform the Offeror in the event of insufficient resources to pay the Amortization and/or the Remuneratory Interest of the Loan on the Principal Payment Date and/or the Interest Payment Date, respectively.

3.Inform the Offeror within three (3) Business Days following its occurrence, of any event, condition or circumstance that has or may have a Material Adverse Effect.

4.Maintain adequate accounting and financial management and keep its accounting books and records and corporate books and records in accordance with IFRS and the Applicable Provisions, and record therein all activities that must be recorded in accordance with IFRS and the Applicable Provisions in a reliable, complete and correct manner.

5.Comply with the Applicable Provisions whose breach may reasonably be expected to cause a Material Adverse Effect.

Exhibit 4.17

6.Use the resources solely and exclusively for the agreed purpose in this Offer.

7.Deliver the Audited Financial Statements with their respective notes and certified by the accountant, the statutory auditor and the Responsible Officer of the Offeree.

8.Deliver all information requested in writing by the Offeror that is required for purposes of complying with the instructions issued by the Superintendencia Financiera de Colombia in relation to, but not limited to, customer due diligence and the prevention of money laundering and financing of terrorism, within three (3) Business Days following the request made.

9.Provide the Offeror with all information it requires related to the Offeree and the performance of the Contract, provided that such information is not subject to legal privilege/confidentiality, in order to comply with its customer due diligence policies; such information shall be true and verifiable, and update its information at least once (1) per year or with the frequency indicated by the Offeror, delivering for such purpose all supporting documents that the Offeror may reasonably request.

10.Inform within three (3) Business Days following the date on which it becomes aware, about any breach or potential breach, of the terms or of the obligations incumbent upon it.

Exhibit 4.17
11.Inform the Offeror within three (3) Business Days following the date on which it becomes aware, of any merger, spin-off and/or corporate reorganization process it intends to carry out.

12.Inform about any possible change in the legal nature and/or a material change in the corporate purpose of the Offeror.

13.Preserve and maintain in full force and effect its existence as a legal entity, actively exercising its corporate purpose, and take all reasonable actions to maintain all rights and privileges necessary or convenient, and comply with all contractual obligations and all material provisions of the Applicable Law to the business activity carried out.

14.Duly comply with Applicable Law in environmental, labor, social and/or consumer protection matters, including each of the licenses, permits, authorizations and concessions granted in development of its activity, and keep them in force, and in each field according to the current requirements of Applicable Law and the status of the environmental, labor, social and/or consumer protection proceedings, except for any non-compliance that cannot reasonably constitute a Material Adverse Effect.

15.Inform the Offeror about the occurrence of environmental or social damages and/or losses or any impact negative to the environment or to the community and/or its employees and/or its consumers, as a consequence of the materialization of the impacts generated by its business activity on the environment, or by the impacts negative of the environment on its activity, within three (3) Business Days following the time it becomes aware of their occurrence and when the same may generate a Material Adverse Effect.

Exhibit 4.17

16.Inform the Offeror within three (3) Business Days following its notification , of events such as claims, proceedings, lawsuits, litigation, liabilities, contingencies, sanctions, fines or similar, due to non-compliance with Applicable Law related to the protection and conservation of the environment, labor, social and/or consumer protection aspects, or of any relevant fact against the Offeree that may affect its corporate structure and condition and that may affect or does affect the terms and conditions of this Offer and that may generate a Material Adverse Effect.

17.Comply in all material respects with all laws, rules, regulations, bylaws and orders of Governmental Authorities to which it is subject, including, but not limited to, licenses, certificates, permits or other governmental approvals necessary for the possession of an Asset and the conduct of its business; and,

18.In the event that the Offeree incurs a Patrimonial Dissolution Cause, its Shareholders may adopt any decision that leads to curing it, including making capital contributions up to the amount required to remedy such cause. In any case, the foregoing shall occur within a term not greater than twelve (12) months, counted from the occurrence of the Patrimonial Dissolution Cause, and it shall deliver evidence to the Offeror with a certificate issued by the Responsible Officer and the statutory auditor of the Offeree stating that such cause has been cured.

19.Establish the Cure Fund in the event that the DSCR ratio equal to 1.2x is not met. The establishment of the Cure Fund shall be carried out within a term of thirty (30) calendar days following the date on which the Offeree has submitted the reports and the financial statements to carry out the measurement of the DSCR ratio and the certification in which it states that the DSCR ratio is below 1.2x. In the event that at the next measurement of the DSCR ratio, the certification sent

Exhibit 4.17
by the Offeree shows that it reaches 1.2x, the Offeree shall be entitled to request the return of the sums that are in the Cure Fund. The Cure Fund shall be implemented as many times as necessary throughout this Credit in order to comply with what is indicated in the Offer.

B. Obligations not to do: In the event of approving the Offer through the issuance of the Purchase Order, and without prejudice to the other obligations set forth in the Offer borne by the Offeree, the Offeree would be obligated to comply with the following obligations not to do:

1.Sell, assign, lease, transfer or otherwise dispose of any substantial part of Warehouse 800 A or grant an option or other right to buy, lease Warehouse 800 A except (i) sales of inventory made in the ordinary course of business; (ii) sales of an Asset that does not prevent or affect the normal operation of the Offeree, or has ceased to be used or to be useful in relation to the operations of the Offeree; and, (iii) that have the prior, express and written authorization of the Offeror for such purposes.

2.Create, constitute or permit to exist any lien on or with respect to Warehouse 800 A other than the liens existing as of the Closing Date or those that must be created in the ordinary course of business or by legal provision.

3.To the best of its knowledge and belief, take any action that could constitute a violation, or that involves the Offeree, its directors, Responsible Officers, representatives, its Affiliates, Shareholders, Controlling Party and/or Ultimate Beneficial Owner with a participation greater than or equal to five percent (5%) of the corporate capital of the Offeree, by reason and on the occasion of their functions, within a violation of any Applicable Law and, in particular, the provisions of the Anti-Corruption Statute (Law 1474 of 2011 and the rules that regulate it, amend it, supplement it or replace it), Applicable Law in

Exhibit 4.17
environmental, labor, social, financial, free competition matters, including, but not limited to, business cartelization and/or consumer protection, and the rules that regulate it, amend it, supplement it or replace it, or any of the criminal conducts contemplated by the conventions or treaties to fight against corruption signed and ratified by Colombia or by the conduct of transnational bribery even when the respective decision is not final, as well as the Applicable Law adopting the OECD Convention (Organization for Economic Co-operation and Development) to combat bribery of foreign public officials in international business transactions and other anti-corruption rules that may be applicable.
4.Enter into operations and/or transactions with its parent company or with the subsidiaries or with an Affiliate of the Offeree, outside the ordinary course of its business, at a value that does not correspond to market value or on terms less favorable than those that could be obtained with unrelated third parties, in accordance with the certification issued for such purpose by the statutory auditor of the Offeree.

5.Make payments of the Loan with resources that come from illicit activities contemplated in the Anti-Corruption, Money Laundering and Terrorism Financing Provisions, in the Applicable Provisions on anti-corruption matters, or in any rule that regulates, amends, supplements or replaces them from time to time.

6.Terminate the Trust Agreements early, without the prior, express and written consent of the Offeror.

7.It may only distribute dividends when it certifies compliance with a DSCR = to 1.2x. The DSCR shall be measured as follows: (A - B) / C, where:
A = Net rents: Income under lease agreements of Warehouse 800A, excluding VAT.
B = Operating expenses: Maintenance of Warehouse 800A, property insurance and property tax related to Warehouse 800A.

Exhibit 4.17
C = Debt service pursuant to this Offer.

8.It may not incur additional indebtedness that is secured by the cash flows of the lease agreement of Warehouse 800A nor that is secured by the referenced Warehouse.

9.During the term of this Offer the Offeree undertakes to irrevocably instruct the tenants of Warehouse 800A so that all income derived from penalties, fines and indemnifications that accrue in its favor under such contracts, are paid into the savings account to which the economic rights derived from the Source of Payment shall be assigned.

For all the foregoing purposes, the following definitions shall be taken into account:
“Asset” means any asset or property, of any type, tangible or intangible, over which ownership rights of any Person exist.

“Affiliate” at any time, means for the Offeree, another Person that directly or indirectly Controls it, is Controlled by, or is subject to common Control with such Person, whether directly or indirectly or through one or more intermediary Persons or under any of the assumptions of control or corporate subordination defined under Colombian regulations.

“Amortization” means, the frequency with which the Offeree must pay the Offeror the principal of the Loan.

“Annex” is each of the annexes to the Contract which are an integral part thereof.

Exhibit 4.17
“Governmental Authority” means, any of the executive, legislative or judicial branches, regardless of the form in which they act, whether national or departmental, municipal or district, as well as any municipal government body, any government agency, dependency, secretariat, administrative department, regulatory authority, registry, governmental entity or court (including, but not limited to, banking and tax authorities), decentralized agency or equivalent entity or any department or other political subdivision thereof, or any governmental body, authority (including any central bank or tax authority) or any entity that exercises governmental, executive, legislative, or judicial functions, whether national or foreign.

“Authorizations” are, in relation to a Person (i) any license, permit, authorization, registration or corporate, contractual, administrative, judicial or legal consent required with respect to such Person, including, but not limited to, its bylaws or incorporation agreement; or (ii) any third-party authorization, including contractors, Offerors, settlors or shareholders (or in general, partners or holders of the share capital) of such Person.

“Ultimate Beneficial Owner” is any natural person who, as of the Closing Date, meets any of the following characteristics: (i) is the direct or indirect owner of an interest greater than five percent (5%) of the share capital of the Offeree; (ii) is that Person who, despite not being the owner of a majority interest in the share capital of the Offeree, exercises Control over it, in accordance with the provisions of articles 26 and 27 of Law 222 of 1995, and the rules that regulate, supplement, amend or replace it; or, (iii) is the person for whose account a transaction is carried out. It is understood that this Person is the one on whom the economic effects of such transaction fall.

“Warehouse 800A” means Phase I of Warehouse B800 in accordance with the terms of the lease contract executed with Ikso S.A.S., identified with real estate registration

Exhibit 4.17
No. 50N-20908823 and having an area of seventeen thousand two hundred thirty-eight square meters (17.238 m2).

“Colombia” means the Republic of Colombia.

“Contract” or “Credit Contract” means, jointly, this offer accepted through a purchase order, by virtue of which the Parties agree to the terms and conditions under which the Offeror will disburse the Loan granted to the Offeree and pursuant to which the Offeree may request the disbursement thereof, under the agreed terms and conditions.

“Disbursements” means each of the disbursements of funds derived from the Loan that the Offeror will make on a Disbursement Date in favor of the Offeree, which shall be made in accordance with the procedure established by the Offeror, subject to the prior fulfillment of the conditions, requirements and obligations agreed by the Offeree.

“Offeree” means LPA COL PROPCO COTA 1 S.A.S.

“Days” are calendar days, including Business Days.

“Business Days” means the days from Monday to Friday of each week, both inclusive, excluding the days on which credit establishments are authorized not to provide service to the public in Colombia.

“Applicable Provisions” are, in relation to a Person, the laws, decrees, resolutions, ordinances, acts, orders, rulings, arbitral awards, judgments, or in general, the

Exhibit 4.17
regulations, decisions or provisions of mandatory compliance for such Person that are issued by a Governmental Authority during the term of the Contract.

“Anti-Corruption, Money Laundering and Terrorism Financing Provisions” means, in relation to anti-corruption, money laundering and terrorism financing provisions, as applicable to a Person (i) the Basic Legal Circular issued by the Superintendencia Financiera de Colombia in regarding SARLAFT regulations; (ii) the external circulars issued by the Superintendencia Financiera de Colombia related to instructions regarding the prevention and management of ML/TF risk, as well as those issued by the different competent Governmental Authorities in the matter;
(iii) the provisions of the United States Foreign Corrupt Practices Act of 1977, as well as any other provisions that regulate, amend, supplement or replace it; (iv) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 of the United States of America, as well as any other provisions that regulate, amend, supplement or replace it; (v) the sanctions, embargoes, regulations, economic or financial measures administered by the Office of Foreign Assets Control – OFAC of the
United States Department of the Treasury, the U.S. Bureau of Industry and Security and the United Kingdom Ministry of Finance (Her Majesty’s Treasury – HMT); (vi) the United Kingdom Bribery Act 2010; (vii) the regulations issued by the US Directorate of Defense Trade Controls that are related to anti-corruption, money laundering and terrorism financing provisions; (viii) the regulations issued by the European Anti-Fraud Office (Office Européen de Lutte Anti-Fraude); (i) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970 of the United States of America that are related to anti-corruption, money laundering and terrorism financing provisions, (ix) the Model Regulations on Money Laundering Offenses Related to Illicit Drug Trafficking and other Serious Offenses prepared by the Inter-American Drug Abuse Control Commission; (x) Colombian Laws 80 of 1993, 610 of 2000, 734 of 2002, 1474 of 2011, 1712 of 2014, 1778 of 2016, 2013 of 2019 in the aspects related to anti-corruption provisions, money laundering and terrorism financing; (xi) External Circular 100-000003 of July 26, 2016 issued by the

Exhibit 4.17
Superintendence of Companies of Colombia and the other
general administrative acts applicable in anti-corruption matters; (xii) the provisions of the Colombian Criminal Code related to anti-corruption practices, bribery, money laundering or terrorism financing, drug trafficking and/or kidnapping, as well as all other predicate offenses of money laundering found throughout this code; (xiii) any provision or regulation related to practices or crimes against Public Administration, as well as those established in Law 1864 of 2017 that are related to anti-corruption, money laundering and terrorism financing provisions; (xiv) the circulars of the
Superintendencia Financiera de Colombia (or whoever acts in its stead)
related to anti-corruption practices; (xv) Resolution No. 200-000558 of July 19, 2018 of the Superintendence of Companies of Colombia, as well as any other rules that regulate, amend, supplement or replace it; (xvi) any other sanctioning rule, regulatory measure, economic or financial measure approved or sanctioned by the United States of America, the United Nations (including the United Nations Security Council), the European Union, the United Kingdom, Colombia or by any jurisdiction in which the Offeree or any Person acting on its behalf operates, or any Applicable Law that at any time is applied by the Offerors; (xvii) any other sanctioning rule, regulatory measure, economic or financial measure approved or sanctioned by any Colombian Governmental Authority, including the Ministry of Finance and Public Credit, the Financial Information and Analysis Unit - URF, the Superintendencia Financiera de
Colombia, the Superintendence of Companies of Colombia, the Superintendence of Industry and Commerce of Colombia, among others, that regulate anti-corruption, money laundering and terrorism financing provisions; (xviii) any Applicable Law related to anti-corruption practices, money laundering or terrorism financing, including the standards established by the Basel Committee on Banking Supervision;
(xix) Applicable Law in Colombia on competition protection and restrictive business practices, including, but not limited to, business cartelization, and that are related to anti-corruption provisions, money laundering and terrorism financing, in particular those established in Law 155 of 1959 and Decree 2153 of 1992, and any rule that

Exhibit 4.17
regulates, amends, supplements or replaces them; and (xx) any other Applicable Law related to any of the previous matters; as any of them may be regulated, amended, supplemented, subscribed, approved, ratified or replaced from time to time.

“Credit Documents” means, individually or jointly, (i) the Offer and Purchase Order with its annexes and forms; (ii) the disbursement request; (iii) the Promissory Note granted by the Offeree to the order of the Offeror, together with the instruction letter to fill in blank spaces; (iv) the certifications of the Responsible Officer of the Offeree for the Disbursement of the Loan and (v) the Trust Contract.

“DSCR” corresponds to net rents of Warehouse 800 A, minus operating expenses of Warehouse 800 A. The result of the foregoing operation over the debt service of Warehouse 800 A. The Offeree is obligated to comply with this ratio on the Measurement Dates.

“Material Adverse Effect” means, any act, fact or omission, current or potential, capable of impairing the ability of the Offeree to pay the Loan, in the judgment of the Offeror, or an event or situation that jointly and on a consolidated basis affects, or would reasonably be expected to affect, in a relevant and negative manner: (i) the business, assets, operations, performance, prospects or financial or other condition of the Offeree; or (ii) the ability of the Offeree to comply with any of its obligations under the Credit Documents; or (iii) the legality, validity, enforceability or the possibility of execution of any of the Credit Documents or of the rights and benefits in favor of the Offeror under the Credit Documents.

“Audited Financial Statements” corresponds to the Offeree’s year-end financial statements as of December 31 of each year, prepared in accordance with IFRS,

Exhibit 4.17
executed by the Responsible Officer of the Offeree, accompanied by the opinion of the statutory auditor or external auditor of the Offeree, during the Term of the Loan.

“Event of Default” means the occurrence of a fact, act or event that constitutes a breach of any obligation derived from the Credit Documents.

“Expropriation” means any expropriation, confiscation, seizure, appropriation, attachment, nationalization, forfeiture of ownership or any other measure or act of a Governmental Authority similar to the events described above that prevents or affects the normal operation of the Offeree.

“Closing Date” is the date on which the Offeree issues the purchase order for financial services of Credit.

“Disbursement Date” shall correspond to the date on which the Disbursements of the Loan are made in favor of the Offeree and as of which it shall make the payment of the respective Remuneratory Interest and the Amortization thereof, under the terms and conditions agreed in the Credit Documents.
“Measurement Date” means the last day of each calendar semester on which the
Financial Ratios will be measured. The Measurement Date shall correspond, as applicable, to June 30th and December 31st of each year. In order to comply with the Measurement Date, the Offeree shall deliver the reports and internal financial statements to carry out the measurement of the Financial Ratios within a term not greater than sixty (60) days counted from July 1st and January 1st duly executed by the accountant and the legal representative of the Offeree. In the event that the Offeror requires that the reports and the financial statements to carry out the measurement of the Financial Ratios for the Measurement Date corresponding to December 31st, are audited, the Offeree shall have one hundred twenty (120) calendar days to submit such reports and financial statements.

Exhibit 4.17

“Principal Payment Date” means each of the dates on which the Offeree must make the amortization of the Loan.

“Interest Payment Date” means each of the dates on which the Offeree must make payments of Remuneratory Interest of the Loan.

“Cure Fund” means the temporary capital that shall be deposited by the Offeree into a Fund that is defined in the Trust for administration, source of payment and guarantee to be executed with Fiduciaria Davivienda S.A. when the DSCR ratio measured on the Measurement Date does not reach the 1.2x required. The temporary capital that must be deposited by the Offeree shall be equivalent to the amount necessary to ensure that the calculation of the DSCR ratio added to the Net Rent for the measurement period reaches a minimum coverage ratio of 1.2x. For these purposes, the following formula shall be taken into account:
DSCR cure = (Net Rents + Cure Fund - Operating Expenses) / Debt Service
In the event that on the next DSCR Measurement Date the ratio reaches the minimum coverage ratio of 1.2x, the Offeree may request the restitution of the amounts that are in the Cure Fund. In case that on the next Measurement Date the minimum DSCR ratio of 1.2x has not been reached, the Offeree must review whether it must increase the temporary capital of the Cure Fund or if, on the contrary, it may make a partial withdrawal of such temporary capital. The foregoing procedure shall be repeated, if necessary, on each of the Measurement Dates.

“Source of Payment” is all of the resources derived from the lease contract executed with Ikso S.A.S. over Warehouse 800A. These resources shall be assigned to the

Exhibit 4.17
Trust for administration, source of payment and guarantee to be executed with Fiduciaria Davivienda S.A.

“Responsible Officer” means, with respect to the Offeree, an officer who has legal capacity to validly bind in accordance with Applicable Law, excluding the attorneys-in-fact of the Offeree.

“Guarantee” is the Trust Contract through which the Source of Payment is administered and the trust contract that will issue certificates as collateral.

“Lien” means, in relation to any Asset, (i) any mortgage, pledge, movable security, trust contract as guarantee or administration or source of payment, or any combination of the foregoing, or trust arrangements for the purpose of securing the performance of obligations, or limitation of ownership or rights over it; (ii) in the case of securities, any call option or similar right held by a third party with respect to such securities.

“Taxes” is any tax, rate, contribution, customs duty, deduction, discount or transfer, direct or indirect, that (i) falls upon the Offeree or any Asset, income or operations thereof; (ii) arises as a result of the execution, compliance with formalities, registrations, performance of the obligations derived from the Loan or the execution, termination and liquidation of the Credit Documents; or (iii) is incurred by the making of the Disbursement or the principal payments, Remuneratory Interest and Default Interest of the Loan made by the Offeree.

“Default Interest” means the interest that the Offeree must pay due to the failure to fully and/or timely pay (i) one or more Amortizations, or (ii) the Remuneratory Interest, as established in the Credit Documents, which shall be calculated at the Default Interest Rate.

Exhibit 4.17

“Remuneratory Interest” means the returns on principal that the Offeree must pay the Offeror during the Term of the Loan for the use thereof, which shall be calculated and accrued at the interest rate established in the Credit Documents in compliance with the instructions issued for such purpose by the Superintendencia Financiera de Colombia.

“Applicable Law” means, with respect to any Person, any law, treaty, regulation, decree, resolution, ordinance, administrative act, order, ruling, arbitral award, judicial decision, decision or, in general, the regulations, decisions or provisions of mandatory compliance that are issued by Governmental Authorities, that are applicable or binding on such Person or any of its properties.

“Control Lists” are the lists for the control and prevention of money laundering, terrorism financing and administration of resources related to terrorist activities or other offenses related to money laundering and terrorism financing, administered by any national or foreign authority, such as the list of the Office of Foreign Assets Control (Office of Foreing Assets Control) issued by the United States Department of the Treasury known by its acronym in English as “OFAC”, the list of the United Nations Organization and other lists issued by national or foreign public bodies, related to the control and prevention of money laundering, terrorism financing, administration of resources related to terrorist activities or other offenses related to money laundering and terrorism financing, and corruption.

“Material Litigation” means judicial, administrative, arbitral proceedings and, in general, any litigation or lawsuit brought by a Person before a Governmental Authority against the Offeree in which (i) the probable and reasonable claims against the Offeree are or exceed twenty percent (20%) of the Loan; (ii) the invalidity, ineffectiveness, unenforceability against third parties or non-enforceability of the
Credit Documents is sought; (iii) a judicial or other type of decision or an opinion is

Exhibit 4.17
sought that probably and reasonably may affect substantially and adversely the performance by the Offeree of its obligations derived from the Loan or the validity, enforceability against third parties or enforceability of the Credit Documents; and/or (iv) if resolved adversely, probably and reasonably result in a Material Adverse Effect.

“NIIF” International Financial Reporting Standards, also known by their acronym in English as “IFRS” (International Financial Reporting Standard), are accounting standards adopted by the “IASB” (International Accounting Standards Board).

“Promissory Note” means, the blank negotiable instrument and its respective instruction letter to fill in blank spaces, which the Offeree must execute and grant to the order of the Offeror, as a requirement for the Disbursements of the Loan. In the event that the Offeror sells, transfers or assigns, in whole or in part, the
Loan, the Offeree hereby undertakes to grant as many promissory notes as new offerors enter to form part of the Contract. Once the Offeree has made full payment of the credit, the Offeror shall proceed no later than within five (5) business days following to return the Promissory Note to the Offeree with the corresponding cancellation note.

“Availability Period” means the term during which the Offeree may request disbursements of the Loan equivalent to 12 months counted from the Closing Date.
“Person” means any natural or legal person, autonomous patrimony (or similar), association, foundation or non-profit corporation, Governmental Authority or any other entity that has legal personality.

“Pesos” or “COP” means, the legal tender currency with legal tender and discharging power in Colombia.

Exhibit 4.17

“Loan Term” means, the period of time during which the Loan is granted and in which the Offeree shall repay to the Offeror the disbursed amounts plus the Remuneratory Interest and/or the Default Interest that accrues.

“Offeror” means, Banco Davivienda S. A., as identified in the heading of the Contract, or the entity that replaces it, or the one that comes to participate in the Loan in the future.

“Net Rents” means the income linked to Warehouse 800 A minus the operating expenses of Warehouse 800 A, which correspond to the expenses for maintenance, insurance and property tax related to Warehouse 800A.

“Debt Service” means, with respect to the Offeree, the amount of obligations for
Amortization that is pending payment, as well as the Remuneratory Interest, the
Default Interest, fees and others derived from the use of the Loan, that the Offeree must pay for the indicated period, as set forth in the Credit Documents.

“Disbursement Request” means the communication that the Offeree must submit to the Offeror with no less than three (3) Business Days’ prior notice to the date on which the Disbursement is required.

“Default Interest Rate” is the maximum default interest rate permitted by Colombian regulations, as certified by the Superintendencia Financiera de Colombia and/or the corresponding Governmental Authority.

Fourth. No subordination. In the event of approving the Offer through the issuance of the Purchase Order, it shall be understood that the Offeree(s) declares and acknowledges that the payment obligations contained in the Offer and in the Promissory

Exhibit 4.17
Note constitute and shall at all times constitute direct, unconditional, general obligations of the Offeree(s) and shall not be subordinated for payment with respect to any other unsecured Debt of the Offeree(s).

Fifth. Assignment. In the event that the Offeree(s) approves the Offer through the issuance of the Purchase Order, the Offeror may not assign, endorse or transfer the Credit or the Promissory Note without the prior written consent of the Offeree(s), which may not be denied without just cause and shall be deemed granted if the Offeree(s) does not respond within 30 business days following the Offeror’s request. The prior consent of the
Offeree(s) shall not be required in cases in which the assignment is mandatory for the Offeror by virtue of temporary liquidity support granted by Banco de la República or if it is carried out in a securitization process.

Sixth. Communications. In the event that the Offeree(s) approves the Offer through the issuance of the Purchase Order, the Offeree(s) must address to the Offeror any notice, communication or request in writing and it shall be deemed made from the moment the corresponding document is received by the Offeror at the respective address indicated below:

Name : Juan D Torres
Position : Productive Assets Commercial Manager
Address : Av. El Dorado Nro. 69 B 53 Bogotá D.C.
Email : jdtorresqu@davivienda.com
Telephone : (1) 330 00-00
City : Bogotá D. C.

Exhibit 4.17
Any notice, communication or request that the Offeror must address to the Offeree, must be made in writing to the address indicated by the Offeree(s) in the Purchase Order.

Seventh. Maturity on holidays. Any payment or performance of any other obligation contained in the Offer or in the Promissory Note that must be made on a Saturday or on a Sunday or holiday, or on a bank closing day, pursuant to Colombian regulations, shall be understood as validly made on the first following banking business day, without any default or surcharge being caused by this circumstance.

Eighth. Expenses for judicial or extrajudicial collection. In the event that the Offeree(s) approves the Offer through the issuance of the Purchase Order, it shall be understood that the Offeree(s) accepts that, in the event of judicial collection of the obligations provided for in the Offer or in the Promissory Note, the amounts determined by the competent judge shall be borne by the Offeree(s). In the event of extrajudicial collection, the Offeror shall submit to the Offeree for payment a detailed and justified statement of the respective expenses.

Ninth. Annexes to the Purchase Order. In the event that the Offeree(s) approves the Offer through the issuance of the Purchase Order, the Offeree(s) must attach to the Purchase Order the following documents:
a)The Promissory Note duly granted to the order of the Offeror;

b)Disbursement request of the Credit in accordance with the format established by the Offeror;

c)Certificate of existence and legal representation of the Offeree(s) issued by the Chamber of Commerce of Bogotá with a maximum prior issuance of 30 calendar days.

Exhibit 4.17
d)The Trust Contract.

Tenth. (i) The Offeror states that the following statements are true and correct on the Issuance Date and in relation to the Offeror; and (ii) in the event that the Offeree approves the Offer through the issuance of the Purchase Order, it shall be understood that the Offeree accepts that the following statements shall be true and correct on the Approval Date and in relation to the Offeree:

(a) That it is duly organized and currently existing under Colombian law and has the necessary Authorizations to carry out its corporate purpose, as it has been doing and as it currently does, that it is in force, in full operation, and that it complies with all obligations incumbent upon it, derived from such Authorizations.

(b) That it has the power and is vested with all authority, has legal and corporate capacity, and has the required Authorizations to enter into, be bound by and perform the Credit Documents in accordance with the Applicable Law to its corporate purpose, that by executing the Credit Documents and performing them it does not breach or violate its bylaws, judicial decision, administrative act or rule to which the Offeree is subject or that applies to it, and that it is not obligated to obtain a permit, Authorization or approval from any Governmental Authority, nor is obligated to give them any notice in relation to the execution and performance of the Credit Documents.

(c) That the Responsible Officer who executes the Credit Documents has the corporate capacity and has the necessary Authorizations to execute them under the terms provided for therein and to bind the Offeree.

(d) That after the review of its respective files, its internal documents and

Exhibit 4.17
information and the corresponding public databases, the Offeree has not been notified as of the Closing Date of the existence of Material Litigation other than the Reported Litigation. Therefore, there are no judicial or extrajudicial actions, proceedings, lawsuits or disputes nor are there pending investigations, settlements, legal actions or proceedings, by or before judicial, administrative, arbitral authorities or any Governmental Authority against the Offeree, or contingencies that may affect the rights of the Offeror derived from the Loan and the Contract.

(e) That it complies with the rules that regulate its activity and, in particular, the provisions of the Anti-Corruption Statute (Law 1474 of 2011 and other rules that regulate, amend, supplement or replace it), environmental, labor, social, financial, free competition rules, including, but not limited to, business cartelization, or any of the criminal conducts contemplated by the conventions or treaties to fight against corruption signed and ratified by Colombia or by the conduct of transnational bribery even when the respective decision is not final, as well as the Applicable Law adopting the OECD Convention (Organisation for Cooperation and Economic Development) to combat bribery of foreign public officials in international business transactions and other anti-corruption rules that may be applicable.

(f) That it currently complies with all contracts, agreements and covenants, and in general, the obligations undertaken in other documents that bind it.

(g) That the Credit Documents and the other documents that are generated in relation to the Offeror during the Loan Term, are and shall at all times be valid and binding.

Exhibit 4.17

(h) That it keeps its accounting in accordance with Applicable Law, GAAP, and IFRS.

(i) That it has not omitted any relevant fact regarding its legal, commercial, accounting, economic, financial, corporate and business situation that could affect the performance of the obligations derived from the Credit Documents, and that the information it has provided to the Offeror for the analysis and approval of the Loan is complete, accurate, true, certain, correct and reflects such situation, that it has not incurred in any inaccuracy, erroneous statements or omissions, especially, regarding tax, parafiscal, labor, social security liabilities, debts with partners, as well as other financial Offerors.

(j) That it has the environmental, labor, social, consumer protection, and other Authorizations required for the development of its economic activity and that the same are in force, according to the current requirements of Applicable Law and the status of the environmental, labor, social, consumer protection, and other proceedings.

(k) That it knows and complies with the Applicable Law related to its corporate purpose; consequently, it keeps in force and in compliance all Authorizations and other legal requirements demanded by the Governmental Authorities, in relation to the protection and conservation of the environment, social matters, labor matters and consumer protection, according to the business activity carried out.

(l) That in relation to the Applicable Law related to its corporate purpose, it complies with the obligations derived from the Authorizations and other formalities established by the Governmental Authorities in environmental, social,

Exhibit 4.17
labor and consumer protection matters, competent according to the business activity carried out.

(m). That in accordance with the Applicable Law in relation to the protection and conservation of the environment, social matters, labor matters and consumer protection, it does not exist nor has it been notified of the existence of claims, proceedings, lawsuits, litigation, liabilities, contingencies, sanctions, fines or similar, for the breach of such regulations, in the performance of its business activity, when the same may generate a Material Adverse Effect.

(n) That, to the best of its knowledge and belief, there are no Material Adverse Effects nor are there facts or circumstances that may reasonably be expected to have as a consequence or that may cause a Material Adverse Effect.

(ñ) That, to the best of its knowledge and belief, it has made full and timely payment of Taxes and complies with its labor, parafiscal and social security obligations that have accrued as of the Closing Date, unless such payment and/or such obligation is being disputed in good faith before any Governmental Authority and the necessary appropriations have been made under GAAP and IFRS.

(o) That, to the best of its knowledge and belief, the Offeree, its directors, Responsible Officers, employees, advisors or agents, its Affiliates, Shareholders and/or Controlling Parties and/or Ultimate Beneficial Owner with a participation greater than or equal to five percent (5%) of the share capital, comply with the Anti-Corruption, Money Laundering and Terrorism Financing Provisions, and by reason and on the occasion of their functions, has not been: (i) linked by competent authorities national or foreign, to any type of investigation for competition, including, but not limited to, business cartelization and/or

Exhibit 4.17
consumer protection, or for environmental, labor, social, financial infringements and/or crimes, or for infringements and/or conduct and/or crimes of corruption in any of its forms, drug trafficking, terrorism, kidnapping, money laundering, the predicate offenses thereof, including crimes against public administration, terrorism financing and/or administration of resources related to terrorist activities or other offenses related to money laundering and terrorism financing; (ii) included in Control Lists administered by any national or foreign authority; or (iii) linked, investigated, judicially sanctioned or administratively and/or convicted by competent authorities national or foreign in any type of judicial or administrative proceeding, for the alleged commission of crimes or infringements related to the foregoing crimes or conduct.

(p) That as of the Closing Date there is no breach or Event of Default under the Contract.

First Paragraph: The Offeree declares that as of the Closing Date of the Contract, it has not been notified of the existence of administrative or judicial proceedings filed by third parties and that could affect its rights.

Second Paragraph: These representations do not imply any acceptance by the Offeror, nor do they exempt the Offeree from compliance with each and every one of the obligations derived from the Credit Documents, or in any of the contracts in favor of the Offeror nor do they imply modification thereof, nor modification of the disbursement conditions of the Loan.

Eleventh. Nullities. Any provision contained in the Offer that is null, invalid or unenforceable, shall not nullify, invalidate or render unenforceable the other provisions of the Offer.

Exhibit 4.17
Twelfth. Governing law and jurisdiction. The Offer and the Purchase Order shall be governed, interpreted and performed in accordance with Colombian law and the jurisdiction of the judges of the Republic of Colombia.

Thirteenth. Tax statement: This offer of financial credit services, once the purchase order for financial services is issued by the Offeree(s), does not cause stamp tax with basis on No. 52 of Clause 530 of Decree 624 of 1989.

Fourteenth. Electronic Signature. (i) The Offeror states that the following statements are true and correct on the Issuance Date; and (ii) in the event that the Offeree(s) approves the Offer by issuing the Purchase Order, it shall be understood that the Offeree(s) accepts that the following statements shall be true and correct on the Approval Date:
1.Validity: That the obligations contained in the Offer, in the event that the Offeree(s)
approves it by issuing the Purchase Order, shall be legally binding.

El Offeror expressly waives filing any action for the purpose of invalidating the content of the Offer solely due to the fact that an electronic signature «Electronic Data Interchange» is used in compliance with Law 527 of 1999 and Decree 2364 of 2012. That in the event of litigation, the Offeror acknowledges and accepts that the records of the Electronic Data Interchange messages that have been used shall be admissible before the competent judge and shall constitute full proof of the facts stated therein, unless evidence to the contrary is provided.
In the event that the Offeree(s) approves the Offer through the issuance of the Purchase Order, it shall be understood that the Offeree(s) expressly waives filing any action for the purpose of invalidating the content of the Purchase Order solely due to the fact that an electronic signature «Electronic Data Interchange» is used in compliance with Law 527 of 1999 and Decree 2364 of

Exhibit 4.17

2012. That in the event of approving the Offer through the issuance of the Purchase Order, it shall be understood that the Offeree(s) acknowledges and accepts that in the event of litigation, the records of the Electronic Data
Interchange messages that have been used shall be admissible before the competent judge and shall constitute full proof of the facts stated therein, unless evidence to the contrary is provided.

2.Validity of the electronic signature: The Offeror acknowledges and accepts that the signatures set forth in the Offer are reliable and binding to legally and contractually obligate it in relation to its content and have the same validity and the same legal effects as the handwritten signature.

In the event that the Offeree(s) approves the Offer through the issuance of the Purchase Order, it shall be understood that the Offeree(s) acknowledges and accepts that the signatures set forth in the Purchase Order are reliable and binding to legally and contractually obligate it in relation to the content of the Purchase Order and have the same validity and the same legal effects as the handwritten signature.

In accordance with the foregoing, (i) the Offeror states that the following statements are true and correct on the Issuance Date; and (ii) in the event that the Offeree(s) approves the Offer by issuing the Purchase Order, it shall be understood that the Offeree(s) accepts that the following statements shall be true and correct on the Approval Date:

a) That the signatories acting on behalf of the Offeror and the Offeree(s) have full legal and statutory powers to bind them by means of an electronic signature and do not require additional authorization to do so;

b) That the signature creation data of each signature correspond solely and

Exhibit 4.17
exclusively to those persons who, legally or by bylaws, may bind on behalf of the Offeror and the Offeree(s); and

c) That those who appear as signatories of the Offer and the Purchase Order are the only persons who have access to create the signature of the Offer and the Purchase Order through the electronic signature systems designated by the Offeror for such purpose.

3.Obligations of the signatories: For the purpose of protecting the authenticity, integrity, validity and inviolability of the electronic signature of the Offer and the Purchase Order, and in accordance with Law 527 of 1999 and Decree 2364 of 2012, the Offeror undertakes to comply with the following obligations; and (ii) in the event that the Offeree(s) approves the Offer by issuing the Purchase Order, it shall be understood that the Offeree(s) agrees to comply with the following obligations:

a) Maintain exclusive control and custody over the signature creation data; and

b) Ensure that the signature creation data are not used improperly or in an unauthorized manner.